Exhibit 10.2

This Second Amended and Restated Committed Revolving Line of Credit Note replaces and supersedes an Amended and Restated Committed Revolving Line of Credit Note dated December 1, 2017.

SECOND AMENDED AND RESTATED COMMITTED REVOLVING LINE OF CREDIT NOTE

up to $15,000,000.00	Exton, Pennsylvania
July 3, 2023

1.1	Borrower: OMEGA FLEX, INC., a Pennsylvania corporation with a usual address of 451 Creamery Way, Exton, Pennsylvania.

1.2	Bank: SANTANDER BANK, N.A., a national association, and its successors and assigns, with a usual address of 1130 Berkshire Boulevard, Wyomissing, Pennsylvania.

1.3	Principal Sum or Loan: up to Fifteen Million and 00/100 United States ($15,000,000.00) Dollars.

1.4	Interest Rate: See Sections 2, 4 and 6 below.

1.5	First Payment Date: July 1, 2023.

1.6	Maturity Date: June 1, 2028, unless renewed by the Bank, in its sole discretion, at which time Bank may renew, terminate or extend this Second Amended and Restated Committed Revolving Line of Credit Note (the “Note”).

1.7	Definitions:

“Available Tenor” means, as of any date of determination and with respect to the then-current Benchmark, as applicable, (x) if such Benchmark is a term rate, any tenor for such Benchmark (or component thereof) that is or may be used for determining the length of an interest period pursuant to this Agreement or (y) otherwise, any payment period for interest calculated with reference to such Benchmark (or component thereof) that is or may be used for determining any frequency of making payments of interest calculated with reference to such Benchmark, in each case, as of such date and not including, for the avoidance of doubt, any tenor for such Benchmark that is then-removed from the definition of “Interest Period”.

“Banking Day” shall mean any day other than a day on which commercial banks in Pennsylvania are required or permitted law to close.

“Benchmark” means, initially, the Term SOFR Reference Rate; provided that if a Benchmark Transition Event has occurred with respect to the Term SOFR Reference Rate or the then-current Benchmark, then “Benchmark” means the applicable Benchmark Replacement to the extent that such Benchmark Replacement has replaced such prior benchmark rate.

“Benchmark Replacement” means with respect to any Benchmark Transition Event, the first alternative set forth in the order below that can be determined by the Bank for the applicable Benchmark Replacement Date:

(a) Daily Simple SOFR; or

(b) the sum of: (i) the alternate benchmark rate that has been selected by the Bank and the Borrower giving due consideration to (A) any selection or recommendation of a replacement benchmark rate or the mechanism for determining such a rate by the Relevant Governmental Body or (B) any evolving or then-prevailing market convention for determining a benchmark rate as a replacement to the then-current Benchmark for Dollar-denominated syndicated credit facilities and (ii) the related Benchmark Replacement Adjustment.

If the Benchmark Replacement as determined pursuant to clause (a) or (b) above would be less than the Floor, the Benchmark Replacement will be deemed to be the Floor for the purposes of this Agreement and the other Loan Documents.

“Benchmark Replacement Adjustment” means, with respect to any replacement of the then-current Benchmark with an Unadjusted Benchmark Replacement, the spread adjustment, or method for calculating or determining such spread adjustment, (which may be a positive or negative value or zero) that has been selected by Bank giving due consideration to (a) any selection or recommendation of a spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of such Benchmark with the applicable Unadjusted Benchmark Replacement by the Relevant Governmental Body or (b) any evolving or then-prevailing market convention for determining a spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of such Benchmark with the applicable Unadjusted Benchmark Replacement for Dollar-denominated syndicated credit facilities.

“Benchmark Replacement Date” means the earliest to occur of the following events with respect to the then-current Benchmark:

(a) in the case of clause (a) or (b) of the definition of “Benchmark Transition Event”, the later of (i) the date of the public statement or publication of information referenced therein and (ii) the date on which the administrator of such Benchmark (or the published component used in the calculation thereof) permanently or indefinitely ceases to provide all Available Tenors of such Benchmark (or such component thereof); or

(b) the case of clause (c) of the definition of “Benchmark Transition Event”, the first date on which such Benchmark (or the published component used in the calculation thereof) has been determined and announced by or on behalf of the administrator of such Benchmark (or such component thereof) or the regulatory supervisor for the administrator of such Benchmark (or such component thereof) to be non-representative or non-compliant with or non-aligned with the International Organization of Securities Commissions (IOSCO) Principles for Financial Benchmarks; provided that such non-representativeness, non-compliance or non-alignment will be determined by reference to the most recent statement or publication referenced in such clause (c) and even if any Available Tenor of such Benchmark (or such component thereof) continues to be provided on such date.

For the avoidance of doubt, the “Benchmark Replacement Date” will be deemed to have occurred in the case of clause (a) or (b) with respect to any Benchmark upon the occurrence of the applicable event or events set forth therein with respect to all then-current Available Tenors of such Benchmark (or the published component used in the calculation thereof).

“Benchmark Transition Event” means the occurrence of one or more of the following events with respect to the then-current Benchmark:

(a) a public statement or publication of information by or on behalf of the administrator of such Benchmark (or the published component used in the calculation thereof) announcing that such administrator has ceased or will cease to provide all Available Tenors of such Benchmark (or such component thereof), permanently or indefinitely; provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide any Available Tenor of such Benchmark (or such component thereof);

(b) a public statement or publication of information by the regulatory supervisor for the administrator of such Benchmark (or the published component used in the calculation thereof), the Federal Reserve Board, the Federal Reserve Bank of New York, an insolvency official with jurisdiction over the administrator for such Benchmark (or such component), a resolution authority with jurisdiction over the administrator for such Benchmark (or such component) or a court or an entity with similar insolvency or resolution authority over the administrator for such Benchmark (or such component), which states that the administrator of such Benchmark (or such component) has ceased or will cease to provide all Available Tenors of such Benchmark (or such component thereof) permanently or indefinitely; provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide any Available Tenor of such Benchmark (or such component thereof); or

(c) a public statement or publication of information by or on behalf of the administrator of such Benchmark (or the published component used in the calculation thereof) or the regulatory supervisor for the administrator of such Benchmark (or such component thereof) announcing that all Available Tenors of such Benchmark (or such component thereof) are not, or as of a specified future date will not be, representative or in compliance with or aligned with the International Organization of Securities Commissions (IOSCO) Principles for Financial Benchmarks.

For the avoidance of doubt, a “Benchmark Transition Event” will be deemed to have occurred with respect to any Benchmark if a public statement or publication of information set forth above has occurred with respect to each then-current Available Tenor of such Benchmark (or the published component used in the calculation thereof).

“Benchmark Unavailability Period” means, the period (if any) (a) beginning at the time that a Benchmark Replacement Date has occurred if, at such time, no Benchmark Replacement has replaced the then-current Benchmark for all purposes hereunder and under any Loan Document in accordance with Section 6.2 and (b) ending at the time that a Benchmark Replacement has replaced the then-current Benchmark for all purposes hereunder and under any Loan Document in accordance with Section 6.2.

“Conforming Changes” means, with respect to either the use or administration of Term SOFR or the use, administration, adoption or implementation of any Benchmark Replacement, any technical, administrative or operational changes (including changes to the definition of “Business Day,” the definition of “U.S. Government Securities Business Day,” the definition of “Interest Period” or any similar or analogous definition (or the addition of a concept of “interest period”), timing and frequency of determining rates and making payments of interest, timing of borrowing requests or prepayment, conversion or continuation notices, the applicability and length of lookback periods, and other technical, administrative or operational matters) that the Bank decides may be appropriate to reflect the adoption and implementation of any such rate or to permit the use and administration thereof by the Bank in a manner substantially consistent with market practice (or, if the Bank decides that adoption of any portion of such market practice is not administratively feasible or if the Bank determines that no market practice for the administration of any such rate exists, in such other manner of administration as the Bank decides is reasonably necessary in connection with the administration of this Agreement and the other Loan Documents).

“Daily Simple SOFR” means, for any day, a rate per annum equal to the greater of (a) SOFR, with the conventions for this rate (which will include a lookback) being established by the Bank, and (b) the Floor.

“Default” means any of the events specified in Section 11, whether or not any requirement for the giving of notice, the lapse of time, or both, or any other condition, has been satisfied.

“Dollars” or “$” means lawful money of the United States.

“Event of Default” means any of the events specified in Section 11, provided that any requirement for the giving of notice, the lapse of time or both, or any other condition, has been satisfied.

“Floor” means a rate of interest equal to zero (0%) percent.

“Interest Period” means, as to any SOFR Loan or Borrowing, the period commencing on the date of such Loan or Borrowing and ending on the numerically corresponding day in the calendar month that is one month, three months, or six months thereafter; provided that (i) if any Interest Period would end on a day other than a Business Day, such Interest Period shall be extended to the next succeeding Business Day unless such next succeeding Business Day would fall in the next calendar month, in which case such Interest Period shall end on the next preceding Business Day, (ii) any Interest Period that commences on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the last calendar month of such Interest Period) shall end on the last Business Day of the last calendar month of such Interest Period, and (iii) no Interest Period shall extend beyond the Maturity Date.

“Loan Advance” means that portion of the Principal Sum that is outstanding at any time during the term of this Note.

“Loan Agreement” shall mean the Amended and Restated Loan Agreement dated of even date herewith by and between Bank and the Borrower, as may be amended, restated, supplemented, or otherwise modified from time to time.

“Loan Documents” means this Note and other documents related to the transactions discussed in this Agreement as the same may be amended, modified or supplemented from time to time.

“Modified Following Business Day Convention” shall mean the convention for adjusting any relevant date if it would otherwise fall on a day that is not a Business Day. The following terms, when used in conjunction with the term “Modified Following Business Day Convention”, and a date, shall mean that an adjustment will be made if that date would otherwise fall on a day that is not a Business Day so that the date will be the first following day that is a Business Day.

“Periodic Term SOFR Determination Day” has the meaning specified in the definition of “Term SOFR”.

“Prime Rate” or “Base Rate” means the Bank’s Prime Rate as designated from time to time by the Bank. The Prime Rate is a reference rate and does not necessarily represent the lowest or best rate being charged to any customer.

“Relevant Governmental Body” means the Federal Reserve Board or the Federal Reserve Bank of New York, or a committee officially endorsed or convened by the Federal Reserve Board or the Federal Reserve Bank of New York, or any successor thereto.

“SOFR” means a rate equal to the secured overnight financing rate as administered by the SOFR Administrator.

“SOFR Administrator” means the Federal Reserve Bank of New York (or a successor administrator of the secured overnight financing rate).

“SOFR Borrowing” means, as to any Borrowing, the SOFR Loans comprising such Borrowing.

“SOFR Loan” means a Loan that bears interest at a rate based on Term SOFR.

“Term SOFR” means, for any calculation with respect to a SOFR Loan, the Term SOFR Reference Rate for a tenor comparable to the applicable Interest Period on the day (such day, the “Periodic Term SOFR Determination Day”) that is two (2) U.S. Government Securities Business Days prior to the first day of such Interest Period, as such rate is published by the Term SOFR Administrator; provided, however, that if as of 5:00 p.m. (New York City time) on any Periodic Term SOFR Determination Day the Term SOFR Reference Rate for the applicable tenor has not been published by the Term SOFR Administrator and a Benchmark Replacement Date with respect to the Term SOFR Reference Rate has not occurred, then Term SOFR will be the Term SOFR Reference Rate for such tenor as published by the Term SOFR Administrator on the first preceding U.S. Government Securities Business Day for which such Term SOFR Reference Rate for such tenor was published by the Term SOFR Administrator so long as such first preceding U.S. Government Securities Business Day is not more than three (3) U.S. Government Securities Business Days prior to such Periodic Term SOFR Determination Day; and further provided that if Term SOFR as so determined shall ever be less than the Floor, then Term SOFR shall be deemed to be the Floor.

“Term SOFR Administrator” means CME Group Benchmark Administration Limited (CBA) (or a successor administrator of the Term SOFR Reference Rate selected by the Bank in its reasonable discretion).

“Term SOFR Reference Rate” means the forward-looking term rate based on SOFR.

“Unadjusted Benchmark Replacement” means the applicable Benchmark Replacement excluding the related Benchmark Replacement Adjustment.

“U.S. Government Securities Business Day” means any day except for (a) a Saturday, (b) a Sunday or (c) a day on which the Securities Industry and Financial Markets Association recommends that the fixed income departments of its members be closed for the entire day for purposes of trading in United States government securities.

1.8	Purpose: This line of credit is available for general working capital purposes (and not for margin stock purchases), payment of dividends by the Borrower and other corporate purposes permitted by the Loan Documents.

2.	INTEREST RATE: The interest rate shall be either the Prime Rate or Term SOFR, as specified by the Borrower pursuant to Section 4.2, plus, in either instance, the Applicable Margin (as defined in the Loan Agreement), except as otherwise set forth herein.

3.	DEBT: For value received, Borrower hereby promises to pay to the order of Bank the Principal Sum, or so much thereof as Bank advances to Borrower, together with interest on all unpaid balances from the date of any principal advance hereunder, at the Interest Rate set forth in this Note, together with all other amounts due hereunder or under the Loan Documents.

4.	PRINCIPAL ADVANCES; BORROWING AVAILABILITY:

4.1	So long as no prior Event of Default has occurred and is continuing, the Bank, shall, upon Borrower’s request, make advances to Borrower from time to time during the period commencing as of the date of this Note and until the Maturity Date. All Loan Advances pursuant to this Note shall be limited to the aggregate amount of not more than $15,000,000.00.

4.2	Bank is authorized to make any advance hereunder upon the request of any person that has been authorized by Borrower in writing (with a copy to Bank) to request that advance, and that person will have authority to act on Borrower’s behalf to request such advance until that authorization is revoked in writing and provided to Bank. Each such notice must be received by the Bank not later than 11:00 a.m. (Eastern time) three (3) Business Days prior to the date of the requested Loan Advance. Each request shall specify the following information: (i) the aggregate amount of the requested Loan Advance; (ii) the date of such Loan Advance (which shall be a Business Day); (iii) the applicable interest rate; (iv) if Term SOFR is selected, the applicable Interest Period, and (v) the location and number of the Borrower’s account to which funds are to be disbursed.

4.3	Without in any way limiting the Borrower’s obligation to confirm in writing any telephonic notice, the Bank may act without liability upon the basis of telephonic notice believed by the Bank in good faith to be from the Borrower prior to receipt of written confirmation. In each case, the Borrower waives the right to dispute the Bank’s record of the terms of such telephonic notice of rate selection in the absence of manifest error

5.	PAYMENT OF INTEREST AND PRINCIPAL:

5.1	Calculation of Interest. All computation of interest under this Note shall be made on the basis of a three hundred sixty (360) day year and the actual number of days elapsed. Each change in the Prime Rate shall simultaneously change the interest rate payable under this Note with respect to any Loan Advance (or portion thereof) bearing interest at the Prime Rate from the date of such change and during any period when such Advance is outstanding.

5.2	Payment of Principal and Interest. Payments shall be made as set forth in Section 2.4 of the Loan Agreement. The periodic interest payments due under this Section 5.2 shall be the sum of the daily interest amounts accruing during the relevant monthly interest period, calculated as (a) the total aggregate amount of all outstanding Loan Advances determined daily as of 1 p.m. Eastern Time during that monthly interest period, (b) multiplied by the interest rate applicable to those Loan Advances, (c) divided by 360. THE ENTIRE OUTSTANDING PRINCIPAL BALANCE (INCLUDING ANY BALLOON PAYMENT) AND ALL ACCRUED AND UNPAID INTEREST SHALL BE DUE AND PAYABLE, IN FULL, ON THE MATURITY DATE.

5.3	Method of Payment; Date of Credit. All payments of interest, principal and fees shall be made in lawful money of the United States immediately available funds:(a) by direct charge to an account of Borrower maintained with Bank (or the then holder of the Loan), or (b) to such other bank or address as the holder of the Loan may designate in a written notice to Borrower. Payments shall be credited on the Business Day on which immediately available funds are received prior to one o’clock, P.M. Eastern Time; payments received after one o’clock P.M. Eastern Time shall be credited to the Loan on the next Business Day. Payments which are by check, which Bank may at its option accept or reject, or which are not in the form of immediately available funds shall not be credited to the Loan until such funds become immediately available to the Bank, and, with respect to payments by check, such credit shall be provisional until the item is finally paid by the payor bank. The date of payment of all payments of principal, interest and other charges shall be subject to the Modified Following Business Day Convention.

5.4	Billings. Bank may submit monthly billings reflecting payments due; however, any changes in the interest rate which occur between the date of billing and the due date may be reflected in the billing for a subsequent month. Neither the failure of Bank to submit a billing nor any error in any such billing shall excuse Borrower from the obligation to make full payment of all Borrower’ payment obligations when due.

5.5	Default Rate. Upon the declaration by Bank of an Event of Default pursuant to Section 11, below, Borrower shall pay upon billing therefor, an interest rate which is five (5%) percent per annum above the rate in effect for any Loan Advance (“Default Rate”) outstanding as of the date when Bank declares an Event of Default: (a) during the period of any delinquency, which shall mean if any payment of principal, interest or other monetary obligation due with respect to the Loan is not paid when due, that period between the date that is 15 days after the due date and the date of payment; (b) during the period any Event of Default exists and remains uncured; (c) after the Maturity Date; and (d) after judgment has been rendered on this Note.

5.6	Late Charges. The Borrower shall pay, upon billing therefor, a “Late Fee” equal to five (5%) percent of the entire amount of any payment of principal, interest, or both, which is not paid in full within fifteen (15) days of the due date thereof. Late fees are: (a) payable in addition to, and not in limitation of, the Default Rate, (b) intended to compensate Bank for administrative and processing costs incident to late payments, (c) are not interest, and (d) shall not be subject to refund or rebate or credited against any other amount due.

6.	ADDITIONAL PROVISIONS RELATED TO INTEREST RATE.

6.1	Interest Rate. If the Bank notifies the Borrower that for any reason Term SOFR is unavailable and/or the Bank is unable to determine Term SOFR, then the applicable interest rate selection for the credit facility shall be deemed to accrue interest based on the Prime Rate plus the Applicable Margin. Changes in the rate of interest resulting from changes in the Prime Rate shall take effect immediately without notice or demand of any kind. Any failure of the Borrower to select the applicable interest rate for any Loan Advance shall result in the outstanding principal balance of such Loan Advance accruing interest based on the Prime Rate plus the Applicable Margin.

6.2	Benchmark Replacement Setting.

a.	Benchmark Replacement. Notwithstanding anything to the contrary herein or in any other Loan Document, if a Benchmark Transition Event and its related Benchmark Replacement Date have occurred prior any setting of the then-current Benchmark, then (x) if a Benchmark Replacement is determined in accordance with clause (a) of the definition of “Benchmark Replacement” for such Benchmark Replacement Date, such Benchmark Replacement will replace such Benchmark for all purposes hereunder and under any Loan Document in respect of such Benchmark setting and subsequent Benchmark settings without any amendment to, or further action or consent of any other party to, this Agreement or any other Loan Document and (y) if a Benchmark Replacement is determined in accordance with clause (b) of the definition of “Benchmark Replacement” for such Benchmark Replacement Date, such Benchmark Replacement will replace such Benchmark for all purposes hereunder and under any Loan Document in respect of any Benchmark setting at or after 5:00 p.m. (New York City time) on the fifth (5th) Business Day after the date notice of such Benchmark Replacement is provided to the Borrower.

b.	Benchmark Replacement Conforming Changes. In connection with the use, administration, adoption or implementation of a Benchmark Replacement, the Bank will have the right to make Conforming Changes from time to time and, notwithstanding anything to the contrary herein or in any other Loan Document, any amendments implementing such Conforming Changes will become effective without any further action or consent of any other party to this Agreement or any other Loan Document.

c.	Notices; Standards for Decisions and Determinations. The Bank will promptly notify the Borrower of (i) the implementation of any Benchmark Replacement and (ii) the effectiveness of any Conforming Changes in connection with the use, administration, adoption or implementation of a Benchmark Replacement. The Bank will promptly notify the Borrower of the removal or reinstatement of any tenor of a Benchmark pursuant to Section 6.2(d). Any determination, decision or election that may be made by the Bank pursuant to this Section 6.2, including any determination with respect to a tenor, rate or adjustment or of the occurrence or non-occurrence of an event, circumstance or date and any decision to take or refrain from taking any action or any selection, will be conclusive and binding absent manifest error and may be made in its or their sole discretion and without consent from any other party to this Agreement or any other Loan Document, except, in each case, as expressly required pursuant to this Section 6.2.

d.	Unavailability of Tenor of Benchmark. Notwithstanding anything to the contrary herein or in any other Loan Document, at any time (including in connection with the implementation of a Benchmark Replacement), (i) if the then-current Benchmark is a term rate (including the Term SOFR Reference Rate) and either (A) any tenor for such Benchmark is not displayed on a screen or other information service that publishes such rate from time to time as selected by the Bank in its reasonable discretion or (B) the administrator of such Benchmark or the regulatory supervisor for the administrator of such Benchmark has provided a public statement or publication of information announcing that any tenor for such Benchmark is not or will not be representative or in compliance with or aligned with the International Organization of Securities Commissions (IOSCO) Principles for Financial Benchmarks, then the Bank may modify the definition of “Interest Period” (or any similar or analogous definition) for any Benchmark settings at or after such time to remove such unavailable, non-representative, non-compliant or non-aligned tenor and (ii) if a tenor that was removed pursuant to clause (i) above either (A) is subsequently displayed on a screen or information service for a Benchmark (including a Benchmark Replacement) or (B) is not, or is no longer, subject to an announcement that it is not or will not be representative or in compliance with or aligned with the International Organization of Securities Commissions (IOSCO) Principles for Financial Benchmarks for a Benchmark (including a Benchmark Replacement), then the Bank may modify the definition of “Interest Period” (or any similar or analogous definition) for all Benchmark settings at or after such time to reinstate such previously removed tenor.

e.	Benchmark Unavailability Period. Upon the Borrower’s receipt of notice of the commencement of a Benchmark Unavailability Period, the Borrower may revoke any pending request for a SOFR Borrowing of, conversion to or continuation of SOFR Loans to be made, converted or continued during any Benchmark Unavailability Period and, failing that, the Borrower will be deemed to have converted any such request into a request for a Borrowing of or conversion to Prime Rate Loans.

6.3	Term SOFR Conforming Changes. In connection with the use or administration of Term SOFR, the Bank will have the right to make Conforming Changes from time to time and, notwithstanding anything to the contrary herein or in any other Loan Document, any amendments implementing such Conforming Changes will become effective without any further action or consent of any other party to this Agreement or any other Loan Document. The Bank will promptly notify the Borrower of the effectiveness of any Conforming Changes in connection with the use or administration of Term SOFR.

7.	RESERVED:

8.	COSTS AND EXPENSES UPON DEFAULT: After a Default, in addition to principal, interest and delinquency charges, Bank shall be entitled to collect all reasonable out-of- pocket costs of collection, including, but not limited to, reasonable attorneys’ fees and expenses, incurred in connection with any of Bank’s collection efforts, whether or not suit on this Note is filed, and all such costs and expenses shall be payable on demand.

9.	APPLICATION OF PAYMENTS: All payments hereunder shall be applied first to delinquency charges, costs of collection and enforcement and other similar amounts due, if any, under this Note and under the other Loan Documents, then to late charges, then to interest which is due and payable under this Note and the remainder, if any, to principal due and payable under this Note. Bank is authorized, but not required, to charge scheduled monthly principal and interest payments due under this Note to any account of Borrower when and as such interest and principal and such other amounts become due, provided that such charge shall be made as of the due date of the applicable payment and not in advance thereof.

10.	PERMITTED PREPAYMENT: Any Loan may be prepaid at any time in whole or in part without charge.

11.	EVENTS OF DEFAULT. If any of the following events shall occur:

11.1	The Borrower shall fail to pay the principal of, or interest on, the Obligations (as defined in the Loan Agreement), or any other amount due under this Note, within fifteen (15) days from when due and payable;

11.2	The occurrence and continuance of any Event of Default as set forth in the Loan Agreement;

then, and in any such event, Bank may, notwithstanding any time or credit allowed by any instrument evidencing a liability, without notice or demand declare the outstanding principal balance of the Note, all interest thereon, and all other amounts payable under this Agreement to be forthwith DUE AND PAYABLE, whereupon this Note, all such interest, and all such amounts shall become and be forthwith due and payable, without presentment, demand, protest, or further notice of any kind, all of which are hereby expressly waived by the Borrower. Upon the occurrence and during the continuance of any Event of Default, Bank is hereby authorized at any time and from time to time, without notice, to exercise any or all of its rights and remedies.

12.	WAIVERS: The Borrower irrevocably waives presentment for payment, notice of intention to accelerate the maturity of this Note, diligence in collection, commencement of suit against any obligor, notice of protest, and protest of this Note in connection with the delivery, acceptance, performance, default or enforcement of the payment of this Note, other than any notices required under the Loan Documents, before or after the maturity of this Note, with or without notice to Borrower, and agrees that its liability shall not be in any manner affected by any indulgence, extension of time, renewal, waiver or modification granted or consented to by Bank prior to the Event of Default. Borrower consents to any and all extensions of time, renewals, waivers or modifications that may be granted by Bank with respect to the payment or other provisions of this Note, and agrees to the addition or release of any obligor, with or without notice to Borrower, and without affecting its liability under this Note. Any delay on the part of Bank in exercising any right under this Note shall not operate as a waiver of any such right, and any waiver granted or consented to on one occasion shall not operate as a waiver in the event of any subsequent default.

BORROWER AND BANK MUTUALLY HEREBY KNOWINGLY, VOLUNTARILY AND INTENTIONALLY WAIVE THE RIGHT TO TRIAL BY JURY IN RESPECT OF ANY CLAIM BASED HEREON, ARISING OUT OF, UNDER OR IN CONNECTION WITH (THIS NOTE) OR ANY OTHER LOAN DOCUMENTS CONTEMPLATED TO BE EXECUTED IN CONNECTION HEREWITH OR ANY COURSE OF CONDUCT, COURSE OF DEALINGS, STATEMENTS (WHETHER VERBAL OR WRITTEN) OR ACTIONS OF ANY PARTY. THIS WAIVER CONSTITUTES A MATERIAL INDUCEMENT FOR BANK TO ACCEPT THIS NOTE AND MAKE THE LOAN.

13.	DELAY NOT A BAR: No delay or omission on the part of the holder in exercising any right hereunder or any right under any instrument or agreement now or hereafter executed in connection herewith, or any other agreement now or hereafter executed in connection herewith or therewith shall operate as a waiver of any such right or of any other right of such holder, nor shall any delay, omission or waiver on any one occasion be deemed to be a bar to or waiver of the same or of any other right on any future occasion.

14.	NO USURY: All agreements between Borrower and Bank are hereby expressly limited so that in no contingency or event whatsoever, whether by reason of acceleration of maturity of the indebtedness evidenced hereby or otherwise, shall the amount paid or agreed to be paid to Bank for the use or the forbearance of the indebtedness evidenced hereby exceed the maximum permissible under applicable law. As used herein, the term “applicable law” shall mean the law in effect as of the date hereof provided, however that in the event there is a change in the law which results in a higher permissible rate of interest, then this Note shall be governed by such new law as of its effective date. In this regard, it is expressly agreed that it is the intent of Borrower and Bank in the execution, delivery and acceptance of this Note to contract in strict compliance with the laws of the Commonwealth of Pennsylvania from time to time in effect. If, under or from any circumstances whatsoever, fulfillment of any provision hereof or of any of the Loan Documents at the time of performance of such provision shall be due, shall involve transcending the limit of such validity prescribed by applicable law, then the obligation to be fulfilled shall automatically be reduced to the limits of such validity, and if under or from circumstances whatsoever Bank should ever receive as interest an amount which would exceed the highest lawful rate, such amount which would be excessive interest shall be applied to the reduction of the principal balance evidenced hereby and not to the payment of interest. This provision shall control every other provision of all agreements between Borrower and Bank.

15.	SUCCESSORS AND ASSIGNS: This Note shall be binding upon Borrower and upon its respective successors and assigns, and shall inure to the benefit of Bank and its successors, endorsees, and assigns.

16.	SECURITY: This Note is unsecured.

17.	COLLECTION: Any check, draft, money order or other instrument given in payment of all or any portion hereof may be accepted by Bank and handled by collection in the customary manner, but the same shall not constitute payment hereunder or diminish any rights of Bank except to the extent that actual cash proceeds of such instrument are unconditionally received by Bank and applied to this indebtedness in the manner elsewhere herein provided.

18.	AMENDMENTS: This Note may be changed or amended only by an agreement in writing signed by both of the parties hereto, or in the case of a waiver, by the party against whom enforcement is sought. In no event shall any oral agreements, promises, actions, inactions, knowledge, course of conduct, course of dealing, or the like be effective to amend, terminate, extend or otherwise modify this Note.

19.	GOVERNING LAW; SUBMISSION TO JURISDICTION: This Note is given to evidence debt for business or commercial purposes, is being negotiated and executed in the Commonwealth of Pennsylvania and delivered to Bank at one of its offices in The Commonwealth of Pennsylvania and shall be governed by and construed under the laws of said Commonwealth. Borrower hereby submits to personal jurisdiction in said Commonwealth for the enforcement of Borrower’s obligations hereunder and under the other Loan Documents, and waives any and all personal rights under the law of any other state to object to jurisdiction within such Commonwealth for the purposes of litigation to enforce such obligations of Borrower. In the event such litigation is commenced, Borrower agrees that service of process may be made, and personal jurisdiction over Borrower obtained, by service of a copy of the summons, complaint and other pleadings required to commence such litigation upon Borrower at 451 Creamery Way, Exton, Pennsylvania or such other address as Borrower may designate.

20.	RECOVERY OF PREFERENCE PAYMENTS: In the event any payment of principal or interest received upon this Note and paid by the Borrower, or by any guarantor, surety, co-maker or endorser, shall be deemed by final order of a court of competent jurisdiction to have been a voidable preference or fraudulent conveyance under the bankruptcy or insolvency laws of the United States, or otherwise due to any party other than the Bank, then in any such event, the obligation with respect to that payment or payments of the Borrower, or any guarantor, surety, co-maker or endorser shall, jointly and severally, survive as an obligation due hereunder and shall not be discharged or satisfied by said payment or payments, notwithstanding the return by Bank to said parties of the original hereof, or any guaranty, endorsement, or the like.

21.	REMEDIES CUMULATIVE: The rights and remedies of Bank as provided in this Note and in the Loan Documents shall be cumulative and concurrent, and may be pursued singly, successively, or together against Borrower, or any one of them, the real and personal property described in the Loan Documents, any guarantor hereof, any of the parties and any other funds, property or security held by Bank for the payment hereof or otherwise at the sole discretion of the Bank. The failure to exercise any such right or remedy shall in no event be construed as a waiver or release of said rights or remedies or of the right to exercise them at any later time. The acceptance by Bank of the payment of any sum payable hereunder after the due date of such payment shall not be a waiver of Bank’s right to either require prompt payment when due of all other sums payable hereunder or to declare a default for failure to make prompt payment.

22.	RIGHTS OF HOLDER: This Note and the rights and remedies provided for herein may be enforced by Bank or any subsequent holder hereof. Wherever the context permits each reference to the term “holder” herein shall mean and refer to Bank or the then subsequent holder of this Note.

23.	INTENTIONALY OMITTED.

24.	FEDERAL RESERVE PLEDGE: Bank may at any time pledge all or any portion of its rights under the Loan Documents including any portion of this Note to any of the twelve (12) Federal Reserve Banks organized under Section 4 of the Federal Reserve Act, 12 U.S.C. Section 341. No such pledge or enforcement thereof shall release Bank from its obligations under any of the Loan Documents.

25.	LOAN PARTICIPATION: Bank shall have the unrestricted right at any time and from time to time, and without the consent of or notice to Borrower, to grant to one or more banks or other financial institutions (each, a “Participant”) participating interests in Bank’s obligation to lend hereunder and/or any or all of the loans held by Bank hereunder. In the event of any such grant by Bank of a participating interest to a Participant, whether or not upon notice to Borrower, Bank shall remain responsible for the performance of its obligations hereunder and Borrower shall continue to deal solely and directly with Bank in connection with Bank’s rights and obligations hereunder.

Bank may furnish any information concerning Borrower in its possession from time to time to prospective Assignees and Participants, provided that Bank shall require any such prospective Assignee or Participant to agree in writing to maintain the confidentiality of such information.

26.	REPLACEMENT OF NOTE: Upon receipt of an affidavit of an officer of Bank as to the loss, theft, destruction or mutilation of the Note or any other security document which is not of public record, and, in the case of any such loss, theft, destruction or mutilation, upon surrender and cancellation of such Note or other security document, Borrower will issue, in lieu thereof, a replacement Note or other security document in the same principal amount thereof and otherwise of like tenor. Bank shall indemnify and hold harmless Borrower for any Note not returned for cancellation due to loss, theft, destruction, or mutilation.

27.	ASSIGNABILITY OF NOTE: The Bank may assign and transfer this Note to any person(s), firm or corporation who shall thereupon become vested with all of the rights and powers herein given to Bank as holder, and Bank shall thereafter be forever relieved and discharged from any responsibility or liability in respect herein. So long as no Event of Default exists, Borrower’s consent to any assignment is required, but shall not be unreasonably withheld.

28.	CAPTIONS: All paragraph and subparagraph captions are for convenience of reference only and shall not affect the construction of any provision herein.

THIS DOCUMENT INTENTIONALLY ENDS HERE EXCEPT FOR SIGNATURE PAGE

IN WITNESS WHEREOF, this Note has been executed and delivered as a sealed instrument this 3rd day of July, 2023.

BORROWER:

Witness:	OMEGA FLEX, INC.

/s/ Susan B. Asch	By	/s/ Matthew F. Unger
	Name:	Matthew F. Unger
	Title:	Vice President & CFO